Exhibit 99.1

For Immediate Release April 25, 2013 Listed: TSX, NYSE	Symbol: POT

PotashCorp First-Quarter Earnings Increase to $0.63 per Share

Key Highlights

•	First-quarter earnings of $0.63 per share[1]; gross margin of $0.9 billion second-highest for first quarter

•	Potash sales volumes increased 78 percent from first-quarter 2012 levels

•	Record first-quarter nitrogen gross margin of $271 million

•	Second-quarter earnings guidance estimated at $0.70-$0.85 per share

•	Full-year earnings guidance for 2013 maintained at $2.75-$3.25 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported first-quarter earnings of $0.63 per share ($556 million), surpassing the $0.56 per share ($491 million) earned in the same period of 2012.

Fueled by improved global potash demand and record first-quarter nitrogen contributions, gross margin for the quarter totaled $0.9 billion, a 24 percent improvement over the $0.7 billion generated in the first three months last year. Earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) reached $1.0 billion and cash flow prior to working capital changes2 totaled $0.7 billion, with both amounts exceeding those in the comparable period of 2012.

Our offshore investments in Arab Potash Company (APC) in Jordan and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $77 million to earnings in the first quarter of 2013. The market value of our investments in these publicly traded companies, along with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, equated to approximately $8.5 billion, or $10 per PotashCorp share at market close on April 24, 2013.

“With farmers around the world motivated to capitalize on the link between fertility and profitability, the first quarter gave us an opportunity to demonstrate our ability to deliver,” said PotashCorp President and Chief Executive Officer Bill Doyle. “We had significant growth in our potash performance as global buyers returned to the market in earnest after taking a brief pause late in 2012. This environment enabled us to deliver earnings near the top end of our guidance and laid the foundation for what we believe will be a successful year.”

Market Conditions

Potash shipments to all major markets accelerated during the first quarter. In North America, dealers began positioning product to meet farmers’ significant spring requirements. First-quarter domestic shipments from North American potash producers rose 56 percent above those of the same period last year and dealers’ need to secure additional product remained high as the quarter closed. Buyers in key offshore markets also turned their attention to securing new supply after limited activity in the final quarter of 2012. As a result, offshore shipments from North American producers were 74 percent above last year’s first quarter. With China’s early settlement of potash supply contracts and strong demand in Brazil, shipments accelerated during the quarter, culminating in a monthly export record in March. Indian customers returned to the potash market, although movement was limited as new contracts with major suppliers were not settled until mid-quarter. Following a weak market to close 2012, prices in all key regions reset late in the year, resulting in lower realizations during the first quarter of 2013.

In nitrogen, the slow start to the spring season in North America delayed demand during the quarter. While prices for nitrogen products – especially ammonia – remained at historically high levels, a significant rise in urea imports to the US ahead of the spring season led to weaker urea prices relative to other nitrogen products.

Phosphate markets continued to face challenges due to uncertainty surrounding the timing and extent of a return in demand from India, which in recent years accounted for more than 30 percent of global trade in solid phosphate fertilizers. While a rebound in North American demand and strong US producer exports to Latin America partially offset the absence of significant Indian demand, total US shipments trailed those of the previous year. This resulted in lower prices for phosphate fertilizer products compared to the first quarter of 2012.

Potash

Significantly higher sales volumes more than offset the impact of lower realized prices and resulted in first-quarter potash gross margin of $504 million, 54 percent above the $327 million generated in the same period last year.

Strong engagement in key markets pushed sales volumes to 2.2 million tonnes, significantly above the 1.2 million tonnes sold in first-quarter 2012. With limited dealer inventory carried into 2013 and strong agricultural fundamentals, North American sales volumes of 0.8 million tonnes nearly doubled the volumes sold in the same period last year. Offshore demand accelerated during the quarter, with sales volumes increasing 69 percent to 1.4 million tonnes from 0.8 million tonnes in last year’s opening quarter. Our New Brunswick facility sold record first-quarter volumes and Canpotex3 shipped 27 percent of its total sales volumes for the period to Latin America, including, in March, its highest one-month total ever to this market. China, which resumed seaborne deliveries in the quarter, represented 25 percent of Canpotex’s total volumes, with other Asian countries and India representing 39 percent and 3 percent, respectively.

Our average realized potash price of $363 per tonne trailed the $435 per tonne of the first quarter of 2012, reflecting lower pricing that took hold late in that year.

With increased demand, first-quarter production rose to 2 million tonnes from 1.6 million in the same quarter last year. The increase in operating rates and the absence of higher-cost tonnes from Esterhazy were the primary contributors to lower per-tonne cost of goods sold in the quarter.

Nitrogen

Higher prices and increased volumes helped elevate nitrogen gross margin to a first-quarter record of $271 million, surpassing the $219 million earned in the same period of 2012. Our Trinidad operation generated $144 million in gross margin, and our US operations contributed $127 million.

Additional ammonia capacity at Geismar and Augusta, as well as reduced impact from natural gas curtailments in Trinidad led to an increase in saleable tonnes of downstream products. This resulted in first-quarter nitrogen sales volumes of 1.4 million tonnes compared to 1.3 million tonnes in the same period last year.

Our average realized nitrogen price reached $429 per tonne during the quarter, exceeding the $383 per tonne realized in the first three months of 2012. Ammonia accounted for the largest increase as a result of strong demand coupled with supply challenges in key producing regions.

Our total average natural gas cost for the first quarter, including the impact of our hedge position, was $6.10 per MMBtu, up from $4.75 per MMBtu in the same period last year. The increase was the result of higher Trinidad gas costs, which are indexed primarily to the price of Tampa ammonia, and a rise in US gas prices.

Phosphate

First-quarter phosphate gross margin of $92 million trailed the $152 million earned in the same period of 2012, primarily reflecting the impact of lower realized prices. While contributions in all product categories declined from previous-year levels, gross margins for our feed and industrial products ($44 million) proved more stable than those of solid and liquid fertilizers ($45 million).

Sales volumes of 0.9 million tonnes were relatively flat compared to the first quarter of 2012, although we benefited from allocation of a larger percentage of product to feed and industrial customers.

Our average realized phosphate price was $549 per tonne in the first quarter, down from the $607 per tonne realized in the same period last year, with fertilizer products experiencing the largest decline.

Per-tonne cost of goods sold remained relatively flat compared to the same period last year, as higher ammonia and rock input costs were offset by a decline in sulfur prices on a year-over-year basis.

Financial

Provincial mining and other taxes increased to $63 million from $28 million in the first quarter of 2012, due primarily to the timing of annual potash production tax accruals.

Higher earnings during the quarter contributed to income tax expense of $226 million, up from $160 million in the same quarter last year.

Capital-related cash expenditures for the quarter totaled $496 million, with the majority related to our remaining expansion projects at Rocanville and New Brunswick.

Potash Market Outlook

Global agricultural markets are providing the necessary economic incentive for farmers to maximize yields and, ultimately, their financial returns. As they focus on soil fertility and crop nutrition, farmers’ demand for fertilizer is increasing. We anticipate that this will continue in 2013 and the years ahead, driven by the need to increase food production around the world.

Based on first-quarter shipments and the expectation of continuing strong demand, 2013 is shaping up as a recovery year for potash. Even as solid phosphate fertilizer and urea markets reflect uncertainty related to Chinese exports and the absence of significant Indian demand, potash fundamentals have shown improved strength. We expect the engagement and confidence we see in key potash markets to continue, and maintain our previous estimate for 2013 global demand in the range of 55-57 million tonnes.

In North America, customer engagement is expected to remain high as the planting season progresses and dealers respond to the needs of farmers. We anticipate that buyers will seek to limit inventories as they exit the spring season and farmers’ increased commitment to replenish nutrients in the soil will result in historically strong sales through the second half. For the full year, we forecast total shipments to this market of approximately 9.5 million tonnes.

The Latin American market, particularly Brazil, started the year at a record pace and we have a strong order book well into the second quarter. Buyers remain optimistic about strong global demand for crops grown in this region and are striving to spread large import volumes more evenly through the calendar year to help alleviate pressure on port and distribution infrastructure. For 2013, we forecast demand at or above record levels, with total shipments to Latin America anticipated to exceed 10 million tonnes.

While many global commodities have been affected by concerns about slower economic growth in China, food production is essential and demand for agricultural products remains robust. First-quarter potash shipments to China were strong and Canpotex’s existing contract commitments to this market are expected to be completed by the end of the second quarter. Discussions for the second half of the year are expected to begin in May and we anticipate a smooth transition to a new contract. China’s demand is expected to grow to approximately 11.5 million tonnes for the year, with total imports forecast between 6.5 million and 7 million tonnes.

Although India’s potash market continues to face uncertainty around subsidy levels, new contracts settled during the quarter – including those by Canpotex – are expected to provide an improved demand environment through the remaining three quarters of the year, relative to the same period in 2012. We now forecast 2013 shipments to this market of approximately 4 million tonnes.

In other Asian countries (outside of China and India), the first quarter brought a re-emergence of demand and we anticipate increased shipments in the coming quarters resulting from the strength of grower incentives and low inventory positions. We continue to forecast demand for 2013 to outpace the previous year and anticipate total shipments to this region could approach 8.5 million tonnes.

Financial Outlook

In this environment, we maintain our previous full-year 2013 estimates of potash gross margin in the range of $1.9-$2.4 billion and shipments between 8.5 million and 9.2 million tonnes.

While additional market-related downtime will be likely during 2013, improved operating rates and our ability to replace higher-cost tonnes from Esterhazy with our own production are expected to reduce our cost of goods sold on a per-tonne basis compared to 2012.

In nitrogen, sales volumes are expected to surpass 2012 levels as we increase our production of downstream products following the restart of ammonia capacity at our Geismar facility and expect fewer gas-related curtailments at our Trinidad plants. A decline in prices for nitrogen-based products – primarily urea – is expected to result in lower margins than previously estimated, but the potential remains for record nitrogen gross margin in 2013.

In phosphate, global markets continue to be adversely impacted by uncertainty related to the timing and extent of India’s engagement. Improved demand in North America and Latin America is expected to partially offset a weaker Indian market, but we anticipate that pricing may lag that of 2012. Demand for feed and industrial products is forecast to remain relatively strong and we anticipate gross margins in these product categories to be near those of 2012.

Given these conditions, we now forecast full-year 2013 combined nitrogen and phosphate gross margin of between $1.4 billion and $1.7 billion, but near-term uncertainty could produce results toward the low end of our range.

With the exception of our guidance for income from offshore investments, which we now expect to be in the range of $370-$400 million, all other previously released guidance estimates for 2013 are unchanged: selling and administrative expenses ($240-$260 million), finance costs ($100-$130 million), capital expenditures ($1.5 billion), annual effective tax rate (25-27 percent) and provincial mining and other taxes (11-13 percent of total potash gross margin).

Based on these factors, PotashCorp maintains its full-year 2013 net income guidance at $2.75-$3.25 per share, including second-quarter earnings in the range of $0.70-$0.85 per share.

At PotashCorp, we always take a long-term approach to managing our business and exercise patience in the execution of our strategy. This approach has led to strong financial performance that enables us to build enduring value for our shareholders, customers, employees, communities and business partners. Over recent months, we have been exploring the possibility of expanding our ownership interests in ICL. While we continue to believe that such a transaction would be of tremendous benefit to stakeholders of both companies and the State of Israel, there must be receptivity to foreign investment and certainty in the rules that govern such investment. We have therefore concluded that now is not the time to pursue this opportunity and will focus our energies on other options to maximize shareholder value.

Conclusion

“All three nutrients are essential for food production, but the anticipation of growth in potash demand represents a unique opportunity to showcase the strength of our company,” said Doyle. “We have nearly completed the investment in our expansion projects and are ready to meet the increasing needs of potash buyers around the world. We believe this creates a tremendous opportunity to generate stronger cash flows to enhance returns for our shareholders and add value for all those who depend upon us.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and third largest producer of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; rates of return on and the risks associated with our investments; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2012 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, April 25, 2013 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	-	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	March 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$585	$562
Receivables	1,120	1,089
Inventories	715	762
Prepaid expenses and other current assets	86	83
	2,506	2,496
Non-current assets
Property, plant and equipment	11,692	11,505
Investments in equity-accounted investees	1,332	1,254
Available-for-sale investments	2,667	2,481
Other assets	338	344
Intangible assets	128	126
Total Assets	$18,663	$18,206

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$581	$615
Payables and accrued charges	1,104	1,188
Current portion of derivative instrument liabilities	48	51
	1,733	1,854
Non-current liabilities
Long-term debt (Note 2)	3,467	3,466
Derivative instrument liabilities	157	167
Deferred income tax liabilities	1,592	1,482
Pension and other post-retirement benefit liabilities	538	569
Asset retirement obligations and accrued environmental costs	619	645
Other non-current liabilities and deferred credits	115	111
Total Liabilities	8,221	8,294

Shareholders’ Equity
Share capital	1,550	1,543
Unlimited authorization of common shares without par value; issued and outstanding 865,135,124 and 864,900,513 at March 31, 2013 and December 31, 2012, respectively
Contributed surplus	311	299
Accumulated other comprehensive income	1,596	1,399
Retained earnings	6,985	6,671
Total Shareholders’ Equity	10,442	9,912
Total Liabilities and Shareholders’ Equity	$18,663	$18,206

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended March 31
	2013	2012

Sales (Note 3)	$2,100	$1,746
Freight, transportation and distribution	(149)	(104)
Cost of goods sold	(1,084)	(944)
Gross Margin	867	698
Selling and administrative expenses	(66)	(57)
Provincial mining and other taxes	(63)	(28)
Share of earnings of equity-accounted investees	80	75
Other expenses	(1)	(3)
Operating Income	817	685
Finance costs	(35)	(34)
Income Before Income Taxes	782	651
Income taxes (Note 4)	(226)	(160)
Net Income	$556	$491

Net Income per Share (Note 5)
Basic	$0.64	$0.57
Diluted	$0.63	$0.56

Dividends Declared per Share	$0.28	$0.14

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
(Net of related income taxes)	2013	2012

Net Income	$556	$491
Other comprehensive income
Items that will not be reclassified to net income:
Net actuarial loss on defined benefit plans (1)	—	(11)
Items that may be reclassified subsequently to net income:
Available-for-sale investments
Net fair value gain during the period (2)	186	122
Cash flow hedges
Net fair value loss during the period (3)	—	(13)
Reclassification to income of net loss (4)	11	12
Other Comprehensive Income	197	110
Comprehensive Income	$753	$601

(1)	Net of income taxes of $NIL (2012 — $4).

(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(3)	Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $NIL (2012 — $8).

(4)	Net of income taxes of $(6) (2012 — $(8)).

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available-for- sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — December 31, 2012	$1,543	$299	$1,539	$(138)	$—	$(2)	$1,399	$6,671	$9,912
Net income	—	—	—	—	—	—	—	556	556
Other comprehensive income	—	—	186	11	—	—	197	—	197
Dividends declared	—	—	—	—	—	—	—	(242)	(242)
Effect of share-based compensation including issuance of common shares	3	12	—	—	—	—	—	—	15
Shares issued for dividend reinvestment plan	4	—	—	—	—	—	—	—	4
Balance — March 31, 2013	$1,550	$311	$1,725	$(127)	$—	$(2)	$1,596	$6,985	$10,442

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended March 31
	2013	2012

Operating Activities
Net income	$556	$491

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	154	128
Share-based compensation	16	16
Provision for deferred income tax	102	52
Net undistributed earnings of equity-accounted investees	(77)	(73)
Pension and other post-retirement benefits	(31)	9
Other long-term liabilities and miscellaneous	16	2
Subtotal of adjustments	180	134

Changes in non-cash operating working capital
Receivables	(104)	49
Inventories	47	26
Prepaid expenses and other current assets	1	(14)
Payables and accrued charges	58	(314)
Subtotal of changes in non-cash operating working capital	2	(253)
Cash provided by operating activities	738	372

Investing Activities
Additions to property, plant and equipment	(496)	(476)
Other assets and intangible assets	(5)	(20)
Cash used in investing activities	(501)	(496)

Financing Activities
Repayment of long-term debt obligations	(250)	—
Proceeds from short-term debt obligations	211	168
Dividends	(177)	(59)
Issuance of common shares	2	2
Cash (used in) provided by financing activities	(214)	111
Increase (Decrease) in Cash and Cash Equivalents	23	(13)
Cash and Cash Equivalents, Beginning of Period	562	430
Cash and Cash Equivalents, End of Period	$585	$417

Cash and cash equivalents comprised of:
Cash	$103	$37
Short-term investments	482	380
	$585	$417

Supplemental cash flow disclosure
Interest paid	$9	$38
Income taxes paid	$55	$316

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2012 annual consolidated financial statements, except as described below.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2012 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in April 2013.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

Pension and Other Post-Retirement Benefits

Effective January 1, 2013, the company applied “amendments to IAS 19, Employee Benefits” on a prospective basis. The amendments resulted in changes in accounting policy but did not result in any material adjustments to the company’s consolidated financial statements. Previously, the company calculated interest costs on the defined benefit obligation and the expected return on plan assets, and included such amounts within employee costs in cost of goods sold and selling and administrative expenses, as applicable. The net interest cost will now be calculated on the net funded status, and included in finance costs. Previously, vested past service costs were recognized immediately and unvested past service costs were amortized on a straight-line basis over the average period until the benefits became vested. All past service costs will now be recognized immediately. Actuarial gains and losses will continue to be recognized in other comprehensive income, and closed out to retained earnings each period. Required additional disclosures will be included in the company’s 2013 annual consolidated financial statements.

2. Long-Term Debt

On March 1, 2013, the company fully repaid $250 of 4.875 percent 10-year senior notes at maturity.

3. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated
Sales	$885	$659	$556	$—	$2,100
Freight, transportation and distribution	(71)	(25)	(53)	—	(149)
Net sales — third party	814	634	503	—
Cost of goods sold	(310)	(363)	(411)	—	(1,084)
Gross margin	504	271	92	—	867
Depreciation and amortization	(41)	(38)	(71)	(4)	(154)
Inter-segment sales	—	71	—	—	—
Cash flows for additions to property, plant and equipment	349	45	65	37	496

	Three Months Ended March 31, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated
Sales	$583	$550	$613	$—	$1,746
Freight, transportation and distribution	(34)	(29)	(41)	—	(104)
Net sales — third party	549	521	572	—
Cost of goods sold	(222)	(302)	(420)	—	(944)
Gross margin	327	219	152	—	698
Depreciation and amortization	(30)	(35)	(60)	(3)	(128)
Inter-segment sales	—	42	—	—	—
Cash flows for additions to property, plant and equipment	343	73	50	10	476

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended March 31
	2013	2012
Income tax expense	$226	$160
Actual effective tax rate on ordinary earnings	27%	25%
Actual effective tax rate including discrete items	29%	25%
Discrete tax adjustments that impacted the tax rate	$19	$(2)

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the first quarter of 2013 increased compared to the same period last year due to a different income weighting between jurisdictions.

•	In first-quarter 2013, a tax expense of $15 was recorded to adjust the 2012 income tax provision.

5. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended March 31
	2013	2012
Basic	865,056,000	858,788,000
Diluted	876,672,000	876,098,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2013	2012

Potash Sales (tonnes — thousands)
Manufactured Product
North America	794	400
Offshore	1,432	849
Manufactured Product	2,226	1,249

Potash Net Sales
(US $ millions)
Sales	$885	$583
Freight, transportation and distribution	(71)	(34)
Net Sales	$814	$549

Manufactured Product
North America	$331	$199
Offshore	477	344
Other miscellaneous and purchased product	6	6
Net Sales	$814	$549

Manufactured Product
Average Realized Sales Price per MT
North America	$417	$497
Offshore	$333	$406
Average	$363	$435
Cost of Goods Sold per MT	$(136)	$(175)
Gross Margin per MT	$227	$260

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2013	2012

Average Natural Gas Cost in Production per MMBtu	$6.10	$4.75
Nitrogen Sales (tonnes — thousands)
Manufactured Product
Ammonia	513	516
Urea	305	334
Solutions/Nitric acid/Ammonium nitrate	622	440
Manufactured Product	1,440	1,290

Fertilizer sales tonnes	364	375
Industrial/Feed sales tonnes	1,076	915
Manufactured Product	1,440	1,290

Nitrogen Net Sales
(US $ millions)
Sales	$659	$550
Freight, transportation and distribution	(25)	(29)
Net Sales	$634	$521

Manufactured Product
Ammonia	$311	$230
Urea	145	154
Solutions/Nitric acid/Ammonium nitrate	161	110
Other miscellaneous and purchased product	17	27
Net Sales	$634	$521

Fertilizer net sales	$154	$155
Industrial/Feed net sales	463	339
Other miscellaneous and purchased product	17	27
Net Sales	$634	$521

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$606	$447
Urea	$476	$462
Solutions/Nitric acid/Ammonium nitrate	$259	$249
Average	$429	$383
Fertilizer average price per MT	$423	$413
Industrial/Feed average price per MT	$430	$371
Average	$429	$383
Cost of Goods Sold per MT	$(242)	$(223)
Gross Margin per MT	$187	$160

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended March 31
	2013	2012

Phosphate Sales (tonnes — thousands)
Manufactured Product
Fertilizer	590	637
Feed and Industrial	313	293
Manufactured Product	903	930

Phosphate Net Sales
(US $ millions)
Sales	$556	$613
Freight, transportation and distribution	(53)	(41)
Net Sales	$503	$572

Manufactured Product
Fertilizer	$297	$363
Feed and Industrial	199	201
Other miscellaneous and purchased product	7	8
Net Sales	$503	$572

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$503	$570
Feed and Industrial	$635	$686
Average	$549	$607
Cost of Goods Sold per MT	$(451)	$(447)
Gross Margin per MT	$98	$160

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2013	2012

December 31		0.9949
March 31	1.0156	0.9991
First-quarter average conversion rate	0.9972	1.0112

	Three Months Ended March 31
	2013	2012

Production
Potash production (KCl Tonnes — thousands)	2,025	1,575
Potash shutdown weeks (1)	16	29
Nitrogen production (N Tonnes — thousands)	723	681
Phosphate production (P2O5 Tonnes — thousands)	499	486
Phosphate P2O5 operating rate	84%	82%

Shareholders
PotashCorp’s shareholder return	-3%	11%

Customers
Product tonnes involved in customer complaints (thousands)	8	15

Community
Taxes and royalties ($ millions) (2)	200	88

Employees
Annualized turnover rate (excluding retirements)	4.5%	4.1%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	0.90	1.20

Environment
Environmental incidents (4)	7	7

As at	March 31, 2013	December 31, 2012

Number of employees
Potash	2,787	2,759
Nitrogen	781	788
Phosphate	1,773	1,792
Other	435	440

Total	5,776	5,779

(1)	Excludes planned routine annual maintenance shutdowns.

(2)

Taxes and royalties = current income tax expense — investment tax credits — realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).

(3)	As defined in our 2012 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.

(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2012 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2013	2012
Net income	$556	$491
Finance costs	35	34
Income taxes	226	160
Depreciation and amortization	154	128
EBITDA	$971	$813

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended
	March 31
	2013	2012
Sales	$2,100	$1,746
Freight, transportation and distribution	(149)	(104)
Net sales	$1,951	$1,642

Net income as a percentage of sales	26%	28%
EBITDA margin	50%	50%

EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2013	2012
Cash flow prior to working capital changes	$736	$625
Changes in non-cash operating working capital
Receivables	(104)	49
Inventories	47	26
Prepaid expenses and other current assets	1	(14)
Payables and accrued charges	58	(314)
Changes in non-cash operating working capital	2	(253)
Cash provided by operating activities	$738	$372
Additions to property, plant and equipment	(496)	(476)
Other assets and intangible assets	(5)	(20)
Changes in non-cash operating working capital	(2)	253
Free cash flow	$235	$129

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.